Exhibit 99

November 4, 2013

NEWS RELEASE	FIRST WEST VIRGINIA BANCORP, INC.
1701 WARWOOD AVENUE
WHEELING, WV 26003

RELEASE IMMEDIATELY	For further information
Contact Sylvan J. Dlesk, President & CEO or
Francie P. Reppy, Executive Vice President, Chief Administrative Officer & Chief Financial Officer
(304) 218-2400

FIRST WEST VIRGINIA BANCORP, INC. ANNOUNCES THIRD QUARTER 2013 EARNINGS

Wheeling, WV, November 4, 2013-First West Virginia Bancorp, Inc. (NYSE MKT: FWV) President and Chief Executive Officer, Sylvan J. Dlesk, today announced third quarter earnings for the Wheeling, West Virginia, based holding company. First West Virginia Bancorp, Inc. is the parent company of Progressive Bank, N.A., Wheeling, West Virginia.

The Company reported net income of $1,186,723 or $.69 per share for the nine months ended September 30, 2013 compared to $1,622,860 or $.95 per share for the same period during 2012. The decrease in net income for the nine months ended September 30, 2013 as compared to the same period in 2012 of $436,137 or 26.9% was primarily the result of the decrease in net interest income and noninterest income and the increase in noninterest expense, offset in part by the change in income tax expense to income tax benefit. Net interest income decreased $229,090 or 3.8% primarily due to the decrease in the interest earned on investment securities and in the interest and fees earned on loans, offset in part by the decrease in the interest expense paid on interest bearing liabilities. Noninterest income decreased $476,908 or 37.5% primarily due to the decrease in the net gains on sales of investment securities combined with the decrease in other operating income and in service charges and fees earned on deposit accounts. Noninterest expenses increased $26,524 or .5% during the nine month period ended September 30, 2013 as compared to the same period in 2012 primarily due to the increases in salary and employee benefits and occupancy expenses offset in part by the decrease in other operating expenses. The ROA was .52% for the nine months ended September 30, 2013 as compared to .74% for the same period of the prior year. For the nine months ended September 30, 2013 compared to September 30, 2012, the ROE was 4.89% and 6.89%, respectively.

For the third quarter of 2013, net income was $390,971 or $.23 per share as compared to $482,826 or $.28 per share for the same period in 2012. The decrease in net income for the three months ended September 30, 2013 as compared to the same period in 2012 of $91,855 or 19.0% was primarily the result of the decrease in net interest income and noninterest income and the increase in noninterest expense, offset in part by the increase in income tax benefit. Net interest income decreased $52,238 or 2.6% primarily due to the decrease in the interest earned on investment securities and in the interest and fees earned on loans offset in part by the decrease in the interest expense paid on interest bearing liabilities. Noninterest income decreased $36,998 or 12.1% for the three months ended September 30, 2013 as compared to the same period of the prior year primarily due to the decrease in other operating income combined with the decrease in service charges and fees earned on deposit accounts and net gains on sales of investment securities. Noninterest expense increased $78,151 or 4.2% during the three month period ended September 30, 2013 as compared to the same period in 2012 primarily due to the increases in salary and employee benefits, occupancy expenses, and other operating expenses.

FIRST WEST VIRGINIA BANCORP, INC. FINANCIAL HIGHLIGHTS

(Dollars in thousands, except share and per share data)	September 30, 2013	December 31, 2012

AT PERIOD END
Total Assets	$352,392	$306,547
Total Deposits	294,231	246,462
Total Loans	95,446	99,387
Total Investment Securities	181,348	178,208
Shareholders’ Equity	31,713	35,703
Shareholders’ Equity Per Share of Common Stock*	18.45	20.77

(Dollars in thousands, except share and per share data)	September 30, 2013	September 30, 2012

FOR THE THREE MONTHS ENDED
Net Income	391	483
Provision for Loan Losses	—	—
Earnings Per Share of Common Stock*	.23	.28
Dividends Per Share of Common Stock*	.19	.18
Return on Average Assets	.49%	.65%
Return on Average Equity	4.76%	6.05%

FOR THE NINE MONTHS ENDED
Net Income	1,187	1,623
Provision for Loan Losses	—	—
Earnings Per Share of Common Stock*	.69	.95
Dividends Per Share of Common Stock*	.57	.55
Return on Average Assets	.52%	.74%
Return on Average Equity	4.89%	6.89%

Weighted average shares outstanding	1,718,730	1,718,730

*	Share and per share data were adjusted for the 4 percent common stock dividend to stockholders of record as of December 19, 2012.

First West Virginia Bancorp, Inc. stock is traded on the NYSE MKT under the symbol “FWV.”